Exhibit 10.1

THE STEAK N SHAKE COMPANY
2006 EMPLOYEE STOCK OPTION PLAN

1.
Purpose: The purpose of the 2006 Stock Option Plan (the "Plan") is to secure for the Company and its shareholders the benefits inherent in common stock ownership by the officers and key employees of the Company who will be largely responsible for the Company's future growth and continued financial success by providing long-term incentives, in addition to current compensation, to certain key executives of the Company who contribute significantly to the long-term performance and growth of the Company. It is intended that these purposes will be furthered through the granting of options to purchase shares of the Company’s common stock.

2.	Definitions: For purposes of this Plan:

(a)	"Affiliate" shall mean any entity in which the Company has, directly or indirectly, an ownership interest of at least 25%.

(b)	"Award" shall mean an award of options granted under this Plan.

(c)	"Code" shall mean the Internal Revenue Code of 1986, as amended.

(d)	"Common Stock" shall mean the Company's common stock.

(e)	"Company" shall mean The Steak n Shake Company and its Subsidiaries and Affiliates.

(f)	"Disability" or "Disabled" shall mean qualifying for and receiving payments under the Company’s Long-Term Disability Plan.

(g)	"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

(h)
"Fair Market Value" shall mean the closing price of a share of Common Stock on the New York Stock Exchange on the date of measurement or on any date as determined by the Committee and, if there were no trades on such date, on the day on which a trade occurred next preceding such date.

(i)
"Retirement" shall mean termination of the employment of an employee with the Company on terms that would entitle such person to obtain benefits under the Company’s 401k and Profit Sharing Plan or any successor plan.

(j)	"Subsidiary" shall mean any corporation which at the time qualifies as a subsidiary of the Company under the definition of "subsidiary corporation" in Section 424 of the Code.

3.	Amount of Stock:

(a) Aggregate Limitation. The aggregate amount of Common Stock which may be made subject to Awards under the Plan shall not exceed 750,000 shares plus the number of shares that are subject to Awards granted hereunder that terminate or expire or are cancelled, forfeited, exchanged or surrendered during the term of this Plan without being exercised or fully vested. Awards granted under Section 16 shall not be considered in applying this limitation.

(b) Other Limitations. No individual participant may be granted Awards in any single calendar year of more than 50,000 options. Awards granted under Section 16 shall not be included in applying this limitation.

(c) Adjustment. The limitations under Section 3(a) and (b) are subject to adjustment in number and kind pursuant to Section 10.

(d) Treasury or Market Purchased Shares. Common Stock issued hereunder may be authorized and unissued shares or issued shares acquired by the Company on the market or otherwise.

4.	Administration:

The Plan shall be administered under the supervision of the Board of Directors of the Company through the agency of the Compensation Committee or a subcommittee thereof (the "Committee").

(a) Composition of Committee. The Committee shall consist of not less than two (2) members of the Board who are intended to meet the definition of "non-employee director" under the provisions of Section 162(m) of the Code and the definition of "independent directors" under the provisions of the Exchange Act or rules or regulations promulgated thereunder.

(b) Delegation and Administration. The Committee may delegate to one or more separate committees (any such committee a "Subcommittee") composed of one or more directors of the Company (who may, but need not be, members of the Committee) the ability to grant Awards with respect to participants who are not executive officers of the Company under the provisions of the Exchange Act or rules or regulations promulgated thereunder, and such actions shall be treated for all purposes as if taken by the Committee. Any action by any such Subcommittee within the scope of such delegation shall be deemed for all purposes to have been taken by the Committee and references in this Plan to the Committee shall include any such Subcommittee. The Committee may delegate the administration of the Plan to an officer or officers of the Company, and such administrator(s) may have the authority to execute and distribute agreements or other documents evidencing or relating to Awards granted by the Committee under this Plan, to maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Awards, to process or oversee the issuance of shares of Common Stock upon the exercise, vesting and/or settlement of an Award, to interpret the terms of Awards and to take such other actions as the Committee may specify, provided that in no case shall any such administrator be authorized to grant Awards under the Plan. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and references in this Plan to the Committee shall include any such administrator, provided that the actions and interpretations of any such administrator shall be subject to review and approval, disapproval or modification by the Committee.

5.	Eligibility:

Awards may be granted only to present or future officers and employees of the Company whose performance may play a role in the Company’s future success, including Subsidiaries and Affiliates which become such after the effective date of the Plan. Any officer or key employee of the Company shall be eligible to receive one or more Awards under the Plan. Any director who is not an officer or employee of the Company shall be ineligible to receive an Award under the Plan. The adoption of this Plan shall not be deemed to give any officer or employee any right to an Award, except to the extent and upon such terms and conditions as may be determined by the Committee.

6.	Qualifying Performance Criteria:

Awards under this Plan (other than incentive stock options) in the discretion of the Committee may be contingent upon achievement of Qualifying Performance Criteria.

(a) Available Criteria. For purposes of this Plan, the term "Qualifying Performance Criteria" shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole, to a business unit, to a specific geographic region, Affiliate or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Committee in the Award:

1.	cash flow or free cash flow,
2.	earnings per share,
3.	earnings before interest, taxes and amortization,
4.	return on equity,
5.	same store sales,
6.	total shareholder return,
7.	sales or revenue,
8.	income or net income,
9.	operating income or net operating income,
10.	operating profit or net operating profit,
11.	operating margin or profit margin,
12.	return on operating revenue,
13.	return on invested capital,
14.	market segment share,
15.	brand recognition/acceptance, or
16.	customer satisfaction.

(b) Adjustments. The Committee may adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (1) asset write-downs, (2) litigation or claim judgments or settlements, (3) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (4) accruals for reorganization and restructuring programs and (5) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to shareholders for the applicable year. Notwithstanding satisfaction or completion of any Qualifying Performance Criteria, to the extent specified at the time of grant of an Award, the number of stock options granted, issued, retainable and/or vested under an Award on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

(c) Establishment and Achievement of Targets. The Committee shall establish the specific targets for the selected Qualified Performance Criteria. These targets may be set at a specific level or may be expressed as relative to the comparable measure at comparison companies or a defined index. In cases where Qualifying Performance Criteria are established, the Committee shall determine the extent to which the criteria have been achieved and the corresponding level to which vesting requirements have been satisfied or other restrictions to be removed from the Award or the extent to which a participant's right to receive an Award should lapse in cases where the Qualifying Performance Criteria have not been met, and shall certify these determinations in writing. The Committee may provide for the determination of the attainment of such targets in installments where it deems appropriate.

7.	Stock Options.

Stock options under the Plan shall consist of incentive stock options under Section 422 of the Code or nonqualified stock options (options not intended to qualify as incentive stock options), as the Committee shall determine.

Each option shall be subject to the following terms and conditions:

(a) Grant of Options. The Committee shall (1) select the officers and key employees of the Company to whom options may from time to time be granted, (2) determine whether incentive stock options or nonqualified stock options are to be granted, (3) determine the number of shares to be covered by each option so granted, (4) determine the terms and conditions (not inconsistent with the Plan) of any option granted hereunder including but not limited to restrictions upon the options, conditions of their exercise (including as to nonqualified stock options, subject to any Qualifying Performance Criteria), or restrictions on the shares of Common Stock issuable upon exercise thereof, (5) prescribe the form of the instruments necessary or advisable in the administration of options.

(b) Terms and Conditions of Option. Any option granted under the Plan shall be evidenced by a Stock Option Agreement entered into by the Company and the optionee, in such form as the Committee shall approve, which agreement shall be subject to the following terms and conditions and shall contain such additional terms and conditions not inconsistent with the Plan, and in the case of an incentive stock option not inconsistent with the provisions of the Code applicable to incentive stock options, as the Committee shall prescribe:

(1) Number of Shares Subject to an Option. The Stock Option Agreement shall specify the number of shares of Common Stock subject to the Agreement.

(2) Option Price. The purchase price per share of Common Stock purchasable under an option will be determined by the Committee but will be not less than the Fair Market Value of a share of Common Stock on the date of the grant of the option, except as provided in Section 16.

(3) Option Period. The period of each option shall be fixed by the Committee, but no option shall be exercisable after the expiration of ten years from the date the option is granted.

(4) Consideration. Unless the Committee determines otherwise, each optionee, as consideration for the grant of an option, shall remain in the continuous employ of the Company for at least one year from the date of the granting of such option, and no option shall be exercisable until after the completion of such one year period of employment by the optionee.

(5) Exercise of Option. An option may be exercised in whole or in part from time to time during the option period (or, if determined by the Committee, in specified installments during the option period) by giving written notice of exercise to the Company specifying the number of shares to be purchased. Such written notice must be accompanied by payment in full of the purchase price and Withholding Taxes (as defined in Section 11 hereof), due either (i) by personal, certified or bank check, (ii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, (iii) in shares of Common Stock owned by the optionee having a Fair Market Value at the date of exercise equal to such purchase price, (iv) in any combination of the foregoing, or (v) by any other method that the Committee approves. At its discretion, the Committee may modify or suspend any method for the exercise of stock options, including any of the methods specified in the previous sentence. Delivery of shares for exercising an option shall be made either through the physical delivery of shares or through an appropriate certification or attestation of valid ownership. Shares of Common Stock used to exercise an option shall have been held by the optionee for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the option. No shares shall be issued until full payment therefor has been made. An optionee shall have the rights of a shareholder only with respect to shares of stock that have been recorded on the Company's books on behalf of the optionee or for which certificates have been issued to the optionee.

Notwithstanding anything in the Plan to the contrary, the Committee may, in its sole discretion, allow the exercise of a lapsed grant if the Committee determines that: (i) the lapse was solely the result of the Company's inability to execute the exercise of an option Award due to conditions beyond the Company's control and (ii) the optionee made valid and reasonable efforts to exercise the Award. In the event the Committee makes such a determination, the Company shall allow the exercise to occur as promptly as possible following its receipt of exercise instructions subsequent to such determination.

(6) Nontransferability of Options. No option granted under the Plan shall be transferable by the optionee other than by will or by the laws of descent and distribution, and such option or stock appreciation right shall be exercisable, during the optionee's lifetime, only by the optionee.

(7) Retirement and Termination of Employment Other than by Death or Disability. If an optionee shall cease to be employed by the Company for any reason (other than termination of employment by reason of Retirement, death or Disability) after the optionee shall have been continuously so employed for one year after the granting of the option, or as otherwise determined by the Committee, the option shall be exercisable only to the extent that the optionee was otherwise entitled to exercise it at the time of such cessation of employment with the Company, unless otherwise determined by the Committee. If cessation of employment is on account of Retirement, the option shall be fully exercisable for the three-month period following the Retirement, regardless of whether it was fully exercisable at the time of Retirement. The Plan does not confer upon any optionee any right with respect to continuation of employment by the Company.

(8) Disability of Optionee. An optionee who ceases to be employed by reason of Disability shall be treated as though the optionee remained in the employ of the Company until the earlier of (i) cessation of payments under a disability pay plan of the Company, (ii) the optionee's death, or (iii) the optionee's 65th birthday.

(9) Death of Optionee. Except as otherwise provided in subsection (11), in the event of the optionee's death (i) while in the employ of the Company, (ii) while Disabled as described in subsection (8) or (iii) after cessation of employment due to Retirement, the option shall be fully exercisable by the executors, administrators, legatees or distributees of the optionee's estate, as the case may be, at any time following such death. Notwithstanding the foregoing, no option shall be exercisable after the expiration of the option period set forth in the Stock Option Agreement. In the event any option is exercised by the executors, administrators, legatees or distributees of the estate of a deceased optionee, the Company shall be under no obligation to issue stock thereunder unless and until the Company is satisfied that the person or persons exercising the option are the duly appointed legal representatives of the deceased optionee's estate or the proper legatees or distributees thereof.

(10) Incentive Stock Options. Incentive stock options may only be granted to employees of the Company and its Subsidiaries and parent corporations, as defined in Section 424 of the Code. In the case of any incentive stock option granted under the Plan, the aggregate Fair Market Value of the shares of Common Stock (determined at the time of grant of each option) with respect to which incentive stock options granted under the Plan and any other plan of the Company or its parent or a Subsidiary which are exercisable for the first time by an employee during any calendar year shall not exceed $100,000 or such other amount as may be required by the Code.

(11) Rights of Transferee. Notwithstanding anything to the contrary herein, if an option has been transferred in accordance with Section 7(b)(6), the option shall be exercisable solely by the transferee. The option shall remain subject to the provisions of the Plan, including that it will be exercisable only to the extent that the optionee or optionee's estate would have been entitled to exercise it if the optionee had not transferred the option. In the event of the death of the optionee prior to the expiration of the right to exercise the transferred option, the period during which the option shall be exercisable will terminate on the date one year following the date of the optionee's death. In the event of the death of the transferee prior to the expiration of the right to exercise the option, the period during which the option shall be exercisable by the executors, administrators, legatees and distributees of the transferee's estate, as the case may be, will terminate on the date one year following the date of the transferee's death. In no event will the option be exercisable after the expiration of the option period set forth in the Stock Option Agreement. The option shall be subject to such other rules as the Committee shall determine.

(12) No Reload. Options shall not be granted under this Plan in consideration for and shall not be conditioned upon the delivery of shares of Common Stock in payment of the exercise price and/or tax-withholding obligation under any other employee stock option.

(13) No Deferral Feature. No option granted under this Plan shall include any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise of the option under Section 83 of the Code, or the time the stock acquired pursuant to the exercise of the option first becomes substantially vested (as defined in regulations interpreting Section 83 of the Code).

8.	Forfeiture of Awards; Recapture of Benefits:

The Committee may, in its discretion, provide in an agreement evidencing any Award that, in the event that the participant engages, within a specified period after termination of employment, in certain activity specified by the Committee that is deemed detrimental to the interests of the Company (including, but not limited to, the breach of any non-solicitation and/or non-compete agreements with the Company), the participant will forfeit all rights under any Awards that remain outstanding as of the time of such act and will return to the Company an amount of shares of Common Stock with a Fair Market Value (determined as of the date such shares are returned) or an amount of cash, equal to the amount of any gain realized upon the exercise of any Award that occurred within a specified time period.

9.	Determination of Breach of Conditions:

The determination of the Committee as to whether an event has occurred resulting in a forfeiture or a termination of an Award or any reduction of the Company's obligations in accordance with the provisions of the Plan shall be conclusive.

10.	Adjustment of and Changes in the Common Stock:

(a)  Effect of Outstanding Awards. The existence of outstanding Awards shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustment, recapitalizations, reorganizations, exchanges, or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company or any issuance of Common Stock or other securities or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. Further, except as expressly provided herein or by the Committee, (i) the issuance by the Company of Common Stock or any class of securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations to the Company convertible into such shares or other securities, (ii) the payment of a dividend in property other than shares of Common Stock, or (iii) the occurrence of any similar transaction, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to stock options or other Awards theretofore granted or the purchase price per share, unless the Committee shall determine, in its sole discretion, that an adjustment is necessary or appropriate.

(b)  Adjustments. If the outstanding Common Stock or other securities of the Company, or both, for which an Award is then exercisable or as to which an Award is to be settled shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, extraordinary dividend of cash and/or assets, recapitalization, reorganization or any similar event affecting the Common Stock or other securities of the Company, the Committee may appropriately and equitably adjust the number and kind of shares or other securities which are subject to this Plan or subject to any Awards theretofore granted, and the exercise or settlement prices of such Awards, so as to maintain the proportionate number of shares of Common Stock or other securities without changing the aggregate exercise or settlement price.

(c)  Fractional Shares. No right to purchase fractional shares shall result from any adjustment in stock options pursuant to this Section. In case of any such adjustment, the shares subject to the stock option shall be rounded down to the nearest whole share.

(d)  Assumption of Awards. Any other provision hereof to the contrary notwithstanding (except for Section 10(a)), in the event the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the assumption of outstanding Awards by the surviving corporation or its parent, for their continuation by the Company (if it is the surviving corporation), for accelerated vesting and accelerated expiration, or for settlement in cash.

11.	Taxes:

(a) Each participant shall, no later than the Tax Date (as defined below), pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Withholding Tax (as defined below) with respect to an Award, and the Company shall, to the extent permitted by law, have the right to deduct such amount from any payment of any kind otherwise due to the participant. The Company shall also have the right to retain or sell without notice, or to demand surrender of, shares of Common Stock in value sufficient to cover the amount of any Withholding Tax, and to make payment (or to reimburse itself for payment made) to the appropriate taxing authority of an amount in cash equal to the amount of such Withholding Tax, remitting any balance to the participant. For purposes of this paragraph, the value of shares of Common Stock so retained or surrendered shall be the average of the high and low sales prices per share on the New York Stock Exchange on the date that the amount of the Withholding Tax is to be determined (the "Tax Date") and the value of shares of Common Stock so sold shall be the actual net sales price per share (after deduction of commissions) received by the Company.

(b) Notwithstanding the foregoing, if the stock options have been transferred, the optionee shall provide the Company with funds sufficient to pay such Withholding Tax. If such optionee does not satisfy the optionee's tax payment obligation and the stock options have been transferred, the transferee may provide the funds sufficient to enable the Company to pay such taxes. However, if the stock options have been transferred, the Company shall have no right to retain or sell without notice, or to demand surrender from the transferee of, shares of Common Stock in order to pay such Withholding Tax.

(c) The term "Withholding Tax" means the minimum required withholding amount applicable to the participant, including federal, state and local income taxes, Federal Insurance Contribution Act taxes and other governmental impost or levy.

(d) Notwithstanding the foregoing, the participant shall be entitled to satisfy the obligation to pay any Withholding Tax, in whole or in part, by providing the Company with funds sufficient to enable the Company to pay such Withholding Tax or by requiring the Company to retain or to accept upon delivery thereof by the participant shares of Common Stock held by the participant for more than six months having a Fair Market Value sufficient to cover the amount of such Withholding Tax. Each election by a participant to have shares retained or to deliver shares for this purpose shall be subject to the following restrictions: (i) the election must be in writing and be made on or prior to the Tax Date; (ii) the election must be irrevocable; and (iii) the election shall be subject to the disapproval of the Committee.

12.	Change in Control:

In the event an optionee's employment with the Company terminates pursuant to a Qualifying Termination (as defined below) during the three (3) year period following a Change in Control of the Company (as defined below) and prior to the exercise of options granted under this Plan, all outstanding options shall become immediately fully vested and exercisable notwithstanding any provisions of the Plan or of the applicable Agreement to the contrary.

In addition, in the event of a Change in Control of the Company, the Committee may (i) determine that outstanding options shall be assumed by, or replaced with comparable options by, the surviving corporation (or a parent or subsidiary of the surviving corporation) and that outstanding Awards shall be converted to similar awards of the surviving corporation (or a parent or subsidiary of the surviving corporation), or (ii) take such other actions with respect to outstanding options and other Awards as the Committee deems appropriate.

(a)  For purposes of this Plan, a Change in Control shall be deemed to have occurred on the earliest of the following dates:

(1)   The date any person (as defined in Section 14(d)(3) of the Exchange Act) shall have become the direct or indirect beneficial owner of twenty percent (20%) or more of the then outstanding common shares of the Company;

(2)   The date the shareholders of the Company approve a merger or consolidation of the Company with any other corporation other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 75% of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company in which no Person acquires more than 50% of the combined voting power of the Company's then outstanding securities;

(3)  The date the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or

(4)  The date there shall have been a change in a majority of the Board of Directors of the Company within a two (2) year period beginning after the effective date of the Plan, unless the nomination for election by the Company's shareholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the two (2) year period.

(b) For purposes of this Plan provision, a Qualifying Termination shall be deemed to have occurred under the following circumstances:

(1)  A Company-initiated termination for reasons other than the employee's death, Disability, resignation without good cause, willful misconduct or activity deemed detrimental to the interests of the Company, provided the participant executes a general release and, where applicable, a non-solicitation and/or non-compete agreement with the Company;

(2)  The participant resigns with good cause, which includes (i) a substantial adverse alteration in the nature or status of the participant's responsibilities, (ii) a reduction in the participant's base salary or levels of entitlement or participation under any incentive plan, award program or employee benefit program without the substitution or implementation of an alternative arrangement of substantially equal value, or (iii) the Company requiring the participant to relocate to a work location more than fifty (50) miles from the participant's work location prior to the Change in Control.

13.	Amendment of the Plan:

The Board of Directors may amend or suspend this Plan at any time and from time to time; provided, however, that the Board of Directors shall submit for shareholder approval any amendment (other than an amendment pursuant to the adjustment provisions of Section 10) required to be submitted for shareholder approval by law, regulation or applicable stock exchange requirements or that otherwise would:

(a)	increase the limitations in Section 3;

(b)	reduce the price at which stock options may be granted to below Fair Market Value on the date of grant;

(c)	reduce the option price of outstanding stock options;

(d)	extend the term of this Plan; or

(e)	change the class of persons eligible to be participants.

In addition, no such amendment or alteration shall be made which would impair the rights of any participant without such participant's consent under any Award theretofore granted, provided that no such consent shall be required with respect to any amendment or alteration if the Committee determines in its sole discretion that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.

14.	Miscellaneous:

(a)  By accepting any benefits under the Plan, each participant and each person claiming under or through such participant shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken or to be taken or made under the Plan by the Company, the Board, the Committee or any other committee appointed by the Board.

(b)  No participant or any person claiming under or through him shall have any right or interest, whether vested or otherwise, in the Plan or in any Award, contingent or otherwise, unless and until all of the terms, conditions and provisions of the Plan and the Agreement that affect such participant or such other person shall have been complied with.

(c)  Neither the adoption of the Plan nor its operation shall in any way affect the rights and powers of the Company to dismiss or discharge any employee at any time.

15.	Term of the Plan, Termination of Prior Plan:

This Plan was approved by the Board of Directors of the Company on November 8, 2005 and will become effective on February 8, 2006, subject to the affirmative vote of the holders of a majority of the votes cast at the 2006 annual meeting of shareholders. The Plan shall expire on February 8, 2010, unless suspended or discontinued earlier by action of the Board of Directors. The expiration of the Plan, however, shall not affect the rights of participants under Awards theretofore granted to them, and all Awards shall continue in force and operation after termination of the Plan except as they may lapse or be terminated by their own terms and conditions.

16.	Grants in Connection with Corporate Transactions and Otherwise:

Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make substitute awards under this Plan to an employee of another corporation who becomes an employee of the Company by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for an option or award granted by such corporation, or limit the ability of the Company to grant options outside this Plan. The terms and conditions of any Substitute Awards may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the Substitute Awards. Any Substitute Awards made pursuant to this Section 16 shall not count against the limitations provided under Section 3.

17.	Governing Law:

The validity, construction, interpretation and effect of the Plan and agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Indiana, without giving effect to the conflict of laws provisions thereof. The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration.

18.	Unfunded Plan:

Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to participants who are granted Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate or earmark any cash or other property which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation or earmarking, nor shall the Company or the Committee be deemed to be a trustee of stock or cash to be awarded under the Plan.

19.	Compliance with Other Laws and Regulations:

This Plan, the grant and exercise of Awards thereunder, and the obligation of the Company to sell, issue or deliver shares of Common Stock under such Awards, shall be subject to all applicable federal, state and local laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a participant's name or deliver any shares of Common Stock prior to the completion of any registration or qualification of such shares under any federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder, the Company shall be relieved of any liability with respect to the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. No stock option shall be exercisable and no shares of Common Stock shall be issued and/or transferable under any other Award unless a registration statement with respect to the shares underlying such stock option is effective and current or the Company has determined that such registration is unnecessary.

20.	Liability of Company:

The Company shall not be liable to a participant or other persons as to (a) the non-issuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any shares hereunder; and (b) any tax consequence expected, but not realized, by any participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.